             EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES FIRST QUARTER EARNINGS
AND RAISES FULL YEAR 2011 ESTIMATE

STAMFORD, CT, May 4, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported first quarter 2011 net income of $26.1 million, or $0.37 per diluted share, as compared to first quarter 2010 net income of $26.8 million, or $0.35 per diluted share.  Results for 2011 included $1.7 million, or $0.02 per diluted share net of tax, for rationalization charges and $1.8 million, or $0.02 per diluted share net of tax, for costs attributable to the recent acquisitions of IPEC, DGS and Vogel & Noot and the recently announced agreement to acquire Graham Packaging Company Inc.  Results for 2010 included $2.1 million, or $0.01 per diluted share net of tax, for rationalization charges and $3.2 million, or $0.04 per diluted share net of tax, for the impact from the remeasurement of the net assets in Venezuela.   A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are pleased with our first quarter 2011 results as we delivered adjusted net income per diluted share of $0.41 as compared to $0.40 per diluted share in a very strong first quarter in 2010,” said Tony Allott, President and CEO.  “Our metal container business was negatively impacted primarily by the expected decrease in domestic volumes due to the 2010 year end

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SILGAN HOLDINGS
May 4, 2011

customer buy-ahead. The Vogel & Noot operations, which were acquired on March 1, 2011, performed as expected, as the negative impact of certain purchase accounting adjustments were largely offset by favorable operating performance.  Our closures business benefited from the successful integration of the IPEC operations acquired in the fourth quarter of 2010 and strong unit volumes, which were partially offset by the impact of significant resin inflation.  Our plastic container business showed improvement versus the prior year quarter despite a significant headwind in the quarter as resin costs continued to escalate,” continued Mr. Allott.  “Based on our first quarter performance, we remain positive in our outlook for the year and as a result are raising our full year 2011 earnings estimate of adjusted net income per diluted share to a range of $2.60 to $2.70,” concluded Mr. Allott.

Net sales for the first quarter of 2011 were $703.1 million, an increase of $39.1 million, or 5.9 percent, as compared to $664.0 million in 2010.  This increase was primarily the result of higher average selling prices in each of the businesses due to the pass through of higher raw material costs, the inclusion of net sales from the recently acquired Vogel & Noot and IPEC operations and higher unit volumes in the closures business, partially offset by lower domestic unit volumes in the metal containers business.

Income from operations for the first quarter of 2011 was $53.6 million, a decrease of $3.1 million, or 5.5 percent, as compared to $56.7 million for the first quarter of 2010, and operating margin decreased to 7.6 percent from 8.5 percent for the same periods.  The decrease in income from operations was primarily attributable to lower income from operations in the metal containers business and an increase in expenses associated with corporate development activities, partially offset by an increase in income from operations in the closures and plastic container businesses.

Interest and other debt expense for the first quarter of 2011 was $13.9 million, an increase of $1.4 million as compared to 2010.  This increase was primarily due to higher average outstanding borrowings principally as a result of the refinancing of the senior secured credit facility in July 2010 and the incurrence of Euro revolving loan borrowings to fund the acquisition of Vogel & Noot in March 2011.

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SILGAN HOLDINGS
May 4, 2011

The Company’s effective tax rate for the first quarter of 2011 was 34.2 percent as compared to 39.4 percent in the same period of 2010.  The effective tax rate for the first quarter of 2010 was negatively impacted primarily by the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations.

Metal Containers
Our metal containers business includes the operations formerly categorized as metal food containers and the Vogel & Noot operations acquired in March 2011.

Net sales of the metal containers business were $390.5 million for the first quarter of 2011, an increase of $15.4 million, or 4.1 percent, as compared to $375.1 million in 2010.  This increase was primarily the result of the inclusion of net sales from Vogel & Noot and higher average selling prices as a result of the pass through of higher raw material costs, partially offset by lower unit volumes in the domestic operations in the first quarter of 2011 in the wake of the customer buy-ahead at the end of 2010.

Income from operations of the metal containers business decreased in the first quarter of 2011 to $38.4 million as compared to $46.4 million in 2010, and operating margin decreased to 9.8 percent from 12.4 percent over the same periods.  The decrease in income from operations from a record first quarter in 2010 was primarily the result of lower unit volumes in the domestic operations and the negative comparison resulting from the 2010 benefit from the delayed contractual pass through of lower manufacturing costs as compared to the delayed contractual pass through of higher manufacturing costs in 2011, partially offset by continued improvement in manufacturing efficiencies.  The inclusion of the Vogel & Noot operations also had a slight negative effect on income from operations, as the impact of certain purchase accounting adjustments more than offset favorable operating performance.

Closures
Net sales of the closures business were $160.0 million in the first quarter of 2011, an increase of $16.0 million, or 11.1 percent, as compared to $144.0 million in 2010.  This increase was primarily the result of the inclusion of net sales from the IPEC operations which were acquired in

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SILGAN HOLDINGS
May 4, 2011

the fourth quarter of 2010, higher unit volumes and an increase in average selling prices due to the pass through of higher raw material costs.

Income from operations of the closures business for the first quarter of 2011 increased $4.7 million to $15.8 million as compared to $11.1 million in 2010, and operating margin increased to 9.9 percent from 7.7 percent over the same periods.  The increase in income from operations was primarily due to a $3.2 million charge recognized in the first quarter of 2010 for the remeasurement of net assets in the Venezuela operations, the inclusion of the IPEC operations, higher unit volumes and cost savings from rationalization plans.  These benefits were partially offset by the impact of the delayed pass through of significant resin inflation and rationalization charges of $1.1 million in the first quarter of 2011 for the workforce reduction in Germany.

Plastic Containers
Net sales of the plastic container business were $152.6 million in the first quarter of 2011, an increase of $7.7 million, or 5.3 percent, as compared to $144.9 million in 2010.  This increase was primarily due to higher average selling prices as a result of the pass through of higher resin costs.

Income from operations of the plastic container business for the first quarter of 2011 was $6.3 million, an increase of $3.4 million as compared to $2.9 million in 2010, and operating margin increased to 4.1 percent from 2.0 percent over the same periods.  The increase in income from operations was primarily attributable to slightly better operating performance and lower rationalization charges. As in the first quarter of 2010, the first quarter of 2011 was negatively impacted by the delayed pass through of escalating resin costs.  Rationalization charges of $0.6 million and $2.1 million were recognized in the first quarter of 2011 and 2010, respectively.

Dividend
On March 17, 2011, the Company paid a quarterly cash dividend in the amount of $0.11 per share to holders of record of common stock of the Company on March 3, 2011.  This dividend payment aggregated $7.8 million.

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SILGAN HOLDINGS
May 4, 2011

Outlook for 2011
Based on the first quarter performance and a positive outlook for the balance of the year, the Company is raising its estimate of adjusted net income per diluted share for the full year of 2011 to a range of $2.60 to $2.70.  This estimate excludes rationalization charges and costs attributable to announced acquisitions.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2011, which excludes rationalization charges and costs attributable to announced acquisitions, in the range of $0.50 to $0.55, as compared to $0.48 in the second quarter of 2010.  The second quarter of 2011 is expected to benefit from the recently acquired Vogel & Noot and IPEC operations, improved operating performance across each business and a lower number of shares outstanding, partially offset by the negative effect of the delayed pass through of rising resin costs in the plastic container business and the plastic portion of the closures business as well as higher interests costs.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2011 at 11:00 a.m. eastern time on May 4, 2011.  The toll free number for domestic callers is (888) 280-4443, and the number for international callers is (719) 325-2286.  For those unable to listen to the live call, a taped rebroadcast will be available through May 19, 2011.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 9825678.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

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SILGAN HOLDINGS
May 4, 2011

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2011	2010

Net sales	$703.1	$664.0

Cost of goods sold	601.1	560.7

Gross profit	102.0	103.3

Selling, general and administrative expenses	46.7	44.5

Rationalization charges	1.7	2.1

Income from operations	53.6	56.7

Interest and other debt expense	13.9	12.5

Income before income taxes	39.7	44.2

Provision for income taxes	13.6	17.4

Net income	$26.1	$26.8

Earnings per share:
Basic net income per share	$0.37	$0.35
Diluted net income per share	$0.37	$0.35

Cash dividends per common share	$0.11	$0.11

Weighted average shares (000’s):
Basic	69,983	76,628
Diluted	70,500	77,249

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2011	2010
Net sales:
Metal containers	$390.5	$375.1
Closures	160.0	144.0
Plastic containers	152.6	144.9
Consolidated	$703.1	$664.0

Income from operations:
Metal containers	$38.4	$46.4
Closures (a)	15.8	11.1
Plastic containers (b)	6.3	2.9
Corporate	(6.9)	(3.7)
Consolidated	$53.6	$56.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2011	2010	2010
Assets:
Cash and cash equivalents	$135.8	$99.2	$175.2
Trade accounts receivable, net	377.9	260.7	214.4
Inventories	654.5	489.1	438.5
Other current assets	47.5	33.7	36.3
Property, plant and equipment, net	1,081.9	866.0	849.7
Other assets, net	557.5	411.3	461.9
Total assets	$2,855.1	$2,160.0	$2,176.0

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$419.9	$316.7	$410.2
Current and long-term debt	1,443.0	863.0	904.6
Other liabilities	404.4	279.0	307.6
Stockholders’ equity	587.8	701.3	553.6
Total liabilities and stockholders’ equity	$2,855.1	$2,160.0	$2,176.0

(a)	Includes a rationalization charge of $1.1 million in 2011 and a charge for the Venezuela remeasurement of $3.2 million in 2010.
(b)	Includes rationalization charges of $0.6 million and $2.1 million in 2011 and 2010, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2011	2010

Cash flows provided by (used in) operating activities:
Net income	$26.1	$26.8
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	38.3	36.1
Rationalization charges	1.7	2.1
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(69.8)	(67.9)
Inventories	(114.2)	(105.4)
Trade accounts payable and other changes, net	59.0	45.9
Contributions to domestic pension benefit plans	-	(92.3)
Net cash used in operating activities	(58.9)	(154.7)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(264.4)	-
Capital expenditures	(33.5)	(24.1)
Proceeds from asset sales	0.2	0.1
Net cash used in investing activities	(297.7)	(24.0)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(7.8)	(8.2)
Changes in outstanding checks – principally vendors	(101.1)	(92.9)
Net borrowings and other financing activities	426.1	73.2
Net cash provided by (used in) financing activities	317.2	(27.9)

Cash and cash equivalents:
Net decrease	(39.4)	(206.6)
Balance at beginning of year	175.2	305.8
Balance at end of period	$135.8	$99.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2011	2010

Net income per diluted share as reported	$0.37	$0.35

Adjustments:
Rationalization charges, net of tax	0.02	0.01
Costs attributable to announced acquisitions, net of tax	0.02	-
Venezuela remeasurement, net of tax	-	0.04

Adjusted net income per diluted share	$0.41	$0.40

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (UNAUDITED)
For the quarter and year ended,

        Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated	Actual
	Low	High		Low	High
	2011	2011	2010	2011	2011	2010
Net income per diluted share as estimated
for 2011 and as reported for 2010	$ 0.50	$ 0.55	$ 0.47	$ 2.56	$ 2.66	$ 1.89

Adjustments:
Rationalization charges, net of tax	-	-	0.01	0.02	0.02	0.19
Costs attributable to announced acquisitions, net of tax(2)	-	-	-	0.02	0.02	0.03
Loss on early extinquishment of debt, net of tax	-	-	-	-	-	0.07
Venezuela remeasurement, net of tax	-	-	-	-	-	0.04
Adjusted net income per diluted share as estimated for 2011 and presented for 2010	$ 0.50	$ 0.55	$ 0.48	$ 2.60	$ 2.70	$ 2.22

(1)  The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the remeasurement of the net assets of the Venezuela operations from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)  Costs attributable to announced acquisitions have not been estimated for future periods.